                                                                 Exhibit 12.01

               Travelers Property Casualty Corp. and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                   (In millions of dollars, except for ratio)

                                             Three Months Ended       Nine Months Ended
                                                September 30,           September 30,
                                             ------------------       -----------------
                                              1998        1997         1998       1997
                                             ------      ------       ------     ------
Income before income taxes                   $ 425       $  467       $1,337     $1,250
Interest                                        40           41          121        121
Portion of rentals deemed to be interest        10            9           34         27
                                             -----       ------       ------     ------
Earnings available for fixed charges         $ 475       $  517       $1,492     $1,398
                                             =====       ======       ======     ======
Fixed charges:
   Interest                                  $  40       $   41       $  121     $  121
   Portion of rentals deemed to be interest     10            9           34         27
                                             -----       ------       ------     ------
   Total fixed charges                       $  50       $   50       $  155     $  148
                                             =====       ======       ======     ======
Ratio of earnings to fixed charges            9.50x       10.34x        9.63x      9.45x
                                             =====       ======       ======     ======

The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of that portion of rentals deemed representative of the appropriate interest factor.